Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-173066, 333-190524, 333-217070, 333-219870, 333-225472, 333-238790 and 333-272929) on Forms S-8 and the Registration Statement (No. 333-253933) on Form S-3 of Kopin Corporation of our report dated March 14, 2024, relating to the consolidated financial statements of Kopin Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 30, 2023.

/s/ RSM US LLP

Boston, Massachusetts
March 14, 2024